Exhibit 99.5

Compensation Committee
July 18, 2006
Executive Share Ownership Guidelines

A. Individuals subject to holding requirements

• Members of Management Committee

• Regional Presidents

B. Ownership requirement measurement

• Multiple of annualized base salary

C. Level of ownership — 7/18/06 base salary

• CEO — 5x

• Other Members of Management Committee — 2x

• Regional Presidents — 2x

D. Length of time permitted to achieve the policy requirements

• 5 years from date of policy adoption (July 18, 2011)

•	If not met within five years, the executive is required to defer at least 50% of the annual incentive for the upcoming year and invest the deferral in Huntington stock.

E.	Individual guidelines established based on salaries as of 7/18/06 and expressed in terms of a number of shares based on mean of the highest and lowest selling price of HBI stock on the NASDAQ market on July 18, 2006, the date the guidelines go into effect upon approval by the Compensation Committee.

F. Forms of shares representing ownership for the purpose of meeting these guidelines

• All shares privately owned

• Vested restricted stock units

• Vested shares held in qualified retirement plans

• Vested share equivalents or stock units in deferred compensation plans

G.	The Compensation Committee may modify or adjust the ownership targets and time frames established for compliance under these Guidelines, on an individual or aggregate basis, as may be necessary or desirable in the Committee’s discretion based on events or circumstances.